Exhibit 99 (a)

NASD: BOKF

For Further Information Contact:
Joseph Crivelli             Andrea Myers
Investor Relations             Corporate Communications
(918) 595-3027             (918) 594-7794

BOK Financial Reports Annual and Quarterly Earnings for 2014
Company Provides Update on Energy Lending

TULSA, Okla. (Wednesday, January 28, 2015) - BOK Financial Corporation reported net income of $292.4 million or $4.22 per diluted share for the year ended December 31, 2014. Net income for the year ended December 31, 2013 was $316.6 million or $4.59 per diluted share.
Net income for fourth quarter of 2014 totaled $64.3 million or $0.93 per diluted share compared to net income of $75.6 million or $1.09 per diluted share for the third quarter of 2014. Branch closure costs accrued in the fourth quarter and net changes in the fair value of mortgage servicing rights between the third and fourth quarters reduced net income by $10.7 million or $0.16 per diluted share.

Steven G. Bradshaw, president and chief executive officer, stated, “Overall, 2014 was a very solid year for BOK Financial, and we executed well on the strategic objectives outlined at the start of the year. We re-energized loan growth, increased assets under management, repositioned our balance sheet to prepare for a possible rising interest rate environment, and made significant investments to further strengthen our risk and compliance infrastructure. We enter 2015 with strong momentum across the business and a sound plan to continue to enhance long-term shareholder value.”
Bradshaw continued, “The fourth quarter’s profitability was negatively impacted by two notable items. However, we posted our strongest quarter of the year from a loan growth standpoint and continued to show good revenue momentum in several key fee-generating lines of business while carefully managing expenses. All told, I am pleased with our results in 2014 and the fourth quarter. BOK Financial remains well-positioned with a strong franchise, high-quality products and services, a professional team, and a rock-solid balance sheet.”

Highlights of fourth quarter of 2014 included:

•
Net interest revenue totaled $169.7 million for the fourth quarter of 2014, up $2.9 million over the third quarter of 2014. Net interest margin was 2.61% for the fourth quarter of 2014, and 2.67% for the third quarter of 2014.

•
Fees and commissions revenue totaled $157.9 million for the fourth quarter of 2014, compared to $158.5 million for the third quarter of 2014. Brokerage and trading revenue decreased $4.7 million and mortgage banking revenue was up $3.3 million over the prior quarter.

•
Change in fair value of mortgage servicing rights, net of economic hedges decreased pre-tax net income in the fourth quarter of 2014 by $6.1 million and increased pre-tax net income in the third quarter of 2014 by $4.8 million.

•
Operating expenses were $225.9 million for the fourth quarter, an increase of $4.0 million over the previous quarter, including $4.9 million of branch closure costs. Personnel expense increased $2.7 million and non-personnel expense increased $1.3 million.

•
No provision for credit losses was recorded in the fourth or third quarters of 2014. Net charge-offs were $2.2 million for the fourth quarter of 2014, compared to net recoveries of $476 thousand in the third quarter.

•
The combined allowance for credit losses totaled $190 million or 1.34% of outstanding loans at December 31, 2014 compared to $192 million or 1.41% of outstanding loans at September 30, 2014. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $129 million or 0.92% of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at December 31, 2014 and $144 million or 1.06% of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at September 30, 2014.

•
Average loans increased $363 million over the previous quarter due primarily to growth in commercial loans. Average commercial loans were up $418 million. Average commercial real estate loans decreased $26 million. Residential mortgage and consumer loans decreased by a total of $29 million. Period-end outstanding loan balances were $14.2 billion at December 31, 2014, an increase of $524 million over September 30, 2014. Commercial loan balances increased $524 million and commercial real estate loans were largely unchanged. A decrease in residential mortgage loans was partially offset by growth in consumer loans.

•
Average deposits increased $471 million over the previous quarter. Interest-bearing transaction, demand and time deposits all grew over the prior quarter. Period end deposits grew by $852 million over September 30, 2014 to $21.1 billion at December 31, 2014. Interest-bearing transaction accounts increased $870 million. Demand deposit account balances were largely unchanged and time deposits decreased $56 million.

•
The Company's Tier 1 common equity ratio, as defined by banking regulations, was 13.13% at December 31, 2014 and 13.55% at September 30, 2014. The Company and its subsidiary bank continue to exceed the regulatory definition of well capitalized. The Company's Tier 1 capital ratio was 13.29% at December 31, 2014 and 13.72% at September 30, 2014. Total capital ratio was 14.61% at December 31, 2014 and 15.11% at September 30, 2014. The Company's leverage ratio was 9.96% at December 31, 2014 and 10.22% at September 30, 2014.

•
The Company paid a regular quarterly cash dividend of $29 million or $0.42 per common share during the fourth quarter of 2014. On January 27, 2015, the board of directors approved a quarterly cash dividend of $0.42 per common share payable on or about February 27, 2015 to shareholders of record as of February 13, 2015. During the fourth quarter, the Company repurchased 200,000 common shares at an average price of $61.68 per share.

Net Interest Revenue
Net interest revenue increased $2.9 million over the third quarter of 2014. Net interest margin was 2.61% for the fourth quarter of 2014, compared to 2.67% for the third quarter of 2014.
The yield on average earning assets was 2.86%, a decrease of 7 basis points compared to the prior quarter. The loan portfolio yield decreased 5 basis points from the previous quarter to 3.73% primarily due to continued market pricing pressure. The yield on the available for sale securities portfolio increased 4 basis points to 1.99%. Excess cash flows continue to be reinvested in short-duration securities that yield around 2%. Funding costs decreased 2 basis points compared to the prior quarter to 0.39%.
Average earning assets increased $1.0 billion during the fourth quarter of 2014 primarily due to an $872 million increase in interest-bearing cash and cash equivalents. This increase was primarily driven by the full quarter impact of depositing $1.5 billion of borrowed funds in the Federal Reserve Bank to earn a spread. Average loan balances increased $363 million, offset by a $365 million decrease in the available for sale securities portfolio. Average deposits increased $471 million over the third quarter of 2014. The average balance of borrowed funds increased $407 million primarily due to increased borrowings from the Federal Home Loan Bank.
Steven Nell, Chief Financial Officer noted, “During the year, we remixed our balance sheet to replace fixed income securities with high-quality commercial loans, which should better position the bank in anticipation of rising interest rates in 2015. In total, the amortized cost of our securities portfolio decreased $1.3 billion, while our loan portfolio grew by $1.4 billion. We expect to continue this transition at a pace consistent with the fourth quarter. In addition, increased cash balances deposited at the Federal Reserve reduced tax equivalent net interest margin by 8 basis points compared to the third quarter. Excluding this strategy which adds net interest revenue, net interest margin increased two basis points over the third quarter."
Fees and Commissions Revenue
Fees and commissions revenue totaled $157.9 million for the fourth quarter of 2014, largely unchanged compared to the third quarter of 2014. A decrease in brokerage and trading revenue was largely offset by growth in mortgage banking revenue and fiduciary and asset management revenue.
Brokerage and trading revenue totaled $30.6 million, a $4.7 million decrease compared to the prior quarter. The fourth quarter included $562 thousand of recoveries from the Lehman bankruptcy. Excluding these recoveries, customer hedging revenue decreased $1.4 million primarily due to a decrease in energy and foreign exchange derivative contracts sold to customers. Retail brokerage fees were $2.7 million lower than the prior quarter. Investment banking revenue decreased $934 thousand and securities trading revenue decreased $179 thousand.

Mortgage banking revenue totaled $30.1 million for the fourth quarter of 2014, up $3.3 million over the third quarter of 2014. Revenue from mortgage loan production increased $2.5 million over the prior quarter. Net realized gain from loans funded and sold into the secondary market increased $571 thousand primarily due to an increase in refinanced mortgage loans. The valuation on loan commitments and loans that have closed but have not yet been sold as of the end of the fourth quarter, net of forward sales commitments was $1.9 million more than at the end of the third quarter. Revenue from mortgage loan servicing grew by $795 thousand due to an increase in the volume of loans serviced.
Fiduciary and asset management revenue was $30.6 million, a $911 thousand increase over the prior quarter, primarily due to growth in the fair value of fiduciary asset administered by the Company. Fiduciary assets were $36.0 billion at December 31, 2014 compared to $34.0 billion at September 30, 2014.
Operating Expenses
Total operating expenses were $225.9 million for the fourth quarter of 2014, an increase of $4.0 million over the third quarter of 2014. During the fourth quarter, the Company announced the discontinuation of the grocery store branch model, resulting in 29 in-store branch closures during the first quarter of 2015. The decision comes as consumer trends lean more towards use of digital banking for everyday transactions and banking center visits for in-person advice or consult. Approximately $4.9 million was expensed in the fourth quarter related to the announced closures, primarily related to facilities and severance costs.
Personnel costs increased $2.7 million over the previous quarter. Regular compensation expense increased $3.7 million and included $800 thousand of branch closure costs. This increase was partially offset by an $822 thousand seasonal decrease in payroll taxes. Incentive compensation was unchanged compared to the prior quarter.
Non-personnel expense increased $1.3 million over the third quarter of 2014. Net losses (gains) and operating expenses of repossessed assets decreased $6.5 million during the fourth quarter to a net gain of $1.5 million. Professional fees and services expense decreased $3.7 million as risk management and regulatory compliance cost stabilized. The third quarter included $2.2 million for an independent assessment of certain risk management capabilities. Net occupancy expense increased $3.8 million over the third quarter. Approximately $4.1 million was expensed in the fourth quarter related to branch closure costs. Mortgage banking costs increased $2.8 million over the third quarter primarily due to increased prepayments of loans serviced for others and accruals for loan servicing costs. The Company also made a $1.8 million contribution of developed commercial real estate to the BOKF Foundation during the fourth quarter. This contribution resulted in an $822 thousand reduction in income tax expense.

Loans, Deposits and Capital
Loans
Outstanding loans were $14.2 billion at December 31, 2014, an increase of $524 million over the previous quarter. Commercial, commercial real estate and consumer loan balances all grew over the prior quarter, partially offset by a decrease in residential mortgage loan balances.
Outstanding commercial loan balances increased $524 million over September 30, 2014. All sectors of our commercial loan portfolio grew over the prior quarter. Energy sector loans grew $309 million over September 30, 2014. Healthcare sector loans were up $73 million and manufacturing sector loans grew by $53 million. Wholesale/retail sector loans were up $40 million, service sector loans balances grew by $30 million and Other commercial and industrial loans increased $19 million. Unfunded energy loan commitments were increased by $25 million in the fourth quarter to $2.9 billion. All other unfunded commercial loan commitments totaled $4.3 billion at December 31, 2014, an increase of $494 million over September 30, 2014.
Commercial real estate loans increased $4.0 million over September 30, 2014. Loans secured by industrial facilities were up $57 million and retail sector loans grew by $56 million over the prior quarter. This growth was offset by a $35 million decrease in loans secured by multifamily residential properties, a $23 million decrease in loans secured by office buildings and construction and a $32 million decrease in residential construction and land development loans. Unfunded commercial real estate loan commitments totaled $753 million at December 31, 2014, an increase of $95 million over September 30, 2014.

Dan Ellinor, Chief Operating Officer, stated, “We continue to see strong demand for commercial loans across the business. Fourth quarter loan growth was robust, and our new deal pipelines remain full at the beginning of 2015. Accordingly, we continue to forecast low-double-digit loan growth through 2015. In particular, as we expected, loan demand in our energy lending business has accelerated due to a more rational competitive environment as well as fewer non-bank alternatives for high-quality energy borrowers.”

Energy Loan Update

At December 31, 2014, the Company's energy loan portfolio totaled $2.9 billion, up from $2.6 billion at September 30, 2014 and $2.4 billion at December 31, 2013. Loans to energy exploration and production companies represented 86% of total energy loans outstanding. Loans to energy services, midstream and retail / wholesale energy companies were 8%, 3% and 3%, respectively.

With the recent decrease in energy prices, the Company has conducted a comprehensive credit review of those areas of the energy portfolio that it deems having the highest level of risk in an energy industry downturn: energy services companies, energy borrowers with high total leverage, and those energy customers determined to be most susceptible to lower commodity prices in the Company's most recent energy portfolio stress test. The Company conducted an updated stress test of its energy portfolio, assuming starting commodity prices of $45 per barrel for oil and $2.50 per MMBTUs for natural gas. The Company also reviewed borrowers who comprised a majority of energy loan growth in the fourth quarter.

The results of the comprehensive review and updated stress test did not alter the general view that the loan portfolio is well positioned to withstand a short-term correction in oil and natural gas prices. No material near-term losses were identified.

Stacy Kymes, Chief Credit Officer, noted, “Commodity price volatility is inherent in energy lending. Oil or natural gas prices have fallen by 50% or more in a six-month period six times since 2000, and thus far by historic standards, the price drop which began in June 2014 is less severe than those previous declines. Our average gross charge-offs in the energy production portfolio are 9.9 basis points over the past 10 years and 6.4 basis points over the past 20 years, making it our best performing portfolio from a credit quality standpoint.”

Kymes continued, “We believe the duration of the downturn is the key question to assess credit risk or risk of an economic slowdown in our footprint. To that end, we see two distinct risk periods: if commodity prices return to a normalized, stable level over the next 6-12 months, we expect to see some credits migrate to potential problem loan or non-accrual status, but few, if any material actual losses in the portfolio. In addition, we expect a more modest impact on economic growth in our footprint. If the downturn extends beyond 12 months, outcomes are obviously more difficult to predict. At that point, we would be more likely to see loss content in the portfolio and a greater impact on the overall economy, and in turn lower loan demand. However, at present our portfolio is strong, we are doing business with high-quality borrowers, and we do not view the current commodity price decline as inherently different than previous declines we have experienced since 2000.”
Deposits
Deposits totaled $21.1 billion at December 31, 2014, an increase of $852 million over September 30, 2014 primarily due to normal seasonality and temporary customer activity. Interest-bearing transaction account balances grew by $870 million. Demand deposit balances were largely unchanged compared to the prior quarter. Time deposits decreased $56 million. Among the lines of business, commercial deposits increased $173 million, consumer deposits decreased $5.9 million and wealth management deposits increased $298 million.
Capital
The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at December 31, 2014. The Company's Tier 1 capital ratio was 13.29% at December 31, 2014 and 13.72% at September 30, 2014. The total capital ratio was 14.61% at December 31, 2014 and 15.11% at September 30, 2014. In addition, the Company's tangible common equity ratio, a non-GAAP measure, was 10.08% at December 31, 2014 and 9.86% at September 30, 2014.
In July 2013, banking regulators issued the final rule revising regulatory capital rules for substantially all U.S. banking organizations. The new capital rules, which were effective for BOK Financial on January 1, 2015, establish a 7% threshold for the Tier 1 common equity ratio. The Company will elect to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital, consistent with the treatment under current capital rules. BOK Financial's Tier 1 common equity ratio based on the existing Basel I standards was 13.13% as of December 31, 2014. Based on our interpretation of the new capital rule, our estimated Tier 1 common equity ratio on a fully phased-in basis would be approximately 12.25%, nearly 525 basis points above the 7% regulatory threshold.

Credit Quality
Nonperforming assets totaled $257 million or 1.79% of outstanding loans and repossessed assets at December 31, 2014 compared to $265 million or 1.92% of outstanding loans and repossessed assets at September 30, 2014. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $129 million or 0.92% of outstanding loans and repossessed assets (excluding those guaranteed by U.S. government agencies) at December 31, 2014 and $144 million or 1.06% at September 30, 2014, a decrease of $15 million or 10%.
Nonaccruing loans totaled $81 million or 0.57% of outstanding loans at December 31, 2014 compared to $97 million or 0.71% of outstanding loans at September 30, 2014. New nonaccruing loans identified in the fourth quarter totaled $14 million, offset by $17 million in payments received, $7.2 million in charge-offs and $5.7 million in foreclosures and repossessions. At December 31, 2014, nonaccruing commercial loans totaled $14 million or 0.15% of outstanding commercial loans and nonaccruing commercial real estate loans totaled $19 million or 0.68% of outstanding commercial real estate loans. Nonaccruing residential mortgage loans totaled $48 million or 2.47% of outstanding residential mortgage loans.
Net charge-offs were $2.2 million for the fourth quarter of 2014, compared to net recoveries of $476 thousand for the third quarter of 2014. Gross charge-offs totaled $7.2 million for the fourth quarter, compared to $2.6 million for the previous quarter. Recoveries totaled $5.0 million for the fourth quarter of 2014 and $3.1 million for the third quarter of 2014.
After evaluating all credit factors, including the inherent risk of falling energy prices, the Company determined that no provision for credit losses was necessary during the fourth quarter of 2014. The combined allowance for credit losses totaled $190 million or 1.34% of outstanding loans and 235.59% of nonaccruing loans at December 31, 2014. The allowance for loan losses was $189 million and the accrual for off-balance sheet credit losses was $1.2 million.
Real estate and other repossessed assets totaled $102 million at December 31, 2014, primarily consisting of $68 million of 1-4 family residential properties (including $50 million guaranteed by U.S. government agencies), $21 million of developed commercial real estate properties, $7.9 million of undeveloped land and $4.9 million of residential land and land development properties.
Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $9.0 billion at December 31, 2014 and $9.3 billion at September 30, 2014. At December 31, 2014, the available for sale portfolio consisted primarily of $6.6 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $2.0 billion of commercial mortgage-backed securities fully backed by U.S. government agencies.
The available for sale securities portfolio had a net unrealized gain of $97 million at December 31, 2014, compared to a net unrealized gain of $43 million at September 30, 2014. Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies at September 30, 2014 increased $41 million during the fourth quarter to a net unrealized gain of $98 million at December 31, 2014. Commercial mortgage-backed securities had a net unrealized loss of $15 million at December 31, 2014, compared to a net unrealized loss of $27 million at September 30, 2014.

In the fourth quarter of 2014, the Company recognized net gains of $149 thousand from sales of $772 million of available for sale securities. Securities were sold either because they had reached their expected maximum potential return or to move into securities that will perform better in a rising rate environment. Net gains from sales of $553 million of available for sale securities in the third quarter of 2014 totaled $146 thousand.
The Company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts designated as an economic hedge of the changes in the fair value of our mortgage servicing rights. The value of our mortgage servicing rights decreased by $10.8 million due primarily to a nearly 40 basis point decrease in residential mortgage interest rates during the fourth quarter of 2014. The value of securities and interest rate derivative contracts held as an economic hedge increased by $4.8 million. Mortgage interest rate changes increased the fair value of mortgage servicing rights net of economic hedges by $4.8 million in the third quarter.

Conference Call and Webcast

The Company will hold a conference call at 9:00 a.m. central time on Wednesday, January 28, 2015 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-412-902-6611. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-0088 and referencing conference ID # 10058729.

About BOK Financial Corporation
BOK Financial is a $29 billion regional financial services company based in Tulsa, Oklahoma. The Company's stock is publicly traded on NASDAQ under the Global Select market listings (symbol: BOKF). BOK Financial's holdings include BOKF, NA, BOSC, Inc. and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management, MBM Advisors and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Kansas City, Bank of Oklahoma, Bank of Texas and Colorado State Bank and Trust. Through its subsidiaries, the Company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The Company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of December 31, 2014 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99 (b)

BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (In thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
ASSETS
Cash and due from banks	$550,576	$557,658	$512,931
Interest-bearing cash and cash equivalents	1,925,266	2,007,901	574,282
Trading securities	188,700	169,712	91,616
Investment securities	652,360	655,091	677,878
Available for sale securities	8,978,945	9,306,886	10,147,162
Fair value option securities	311,597	175,761	167,125
Restricted equity securities	141,494	189,587	85,240
Residential mortgage loans held for sale	304,182	373,253	200,546
Loans:
Commercial	9,095,670	8,572,038	7,943,221
Commercial real estate	2,728,150	2,724,199	2,415,353
Residential mortgage	1,949,512	1,979,663	2,052,026
Consumer	434,705	407,839	381,664
Total loans	14,208,037	13,683,739	12,792,264
Allowance for loan losses	(189,056)	(191,244)	(185,396)
Loans, net of allowance	14,018,981	13,492,495	12,606,868
Premises and equipment, net	273,833	275,718	277,849
Receivables	132,408	114,374	117,126
Goodwill	377,780	377,780	359,759
Intangible assets, net	34,376	35,476	24,564
Mortgage servicing rights, net	171,976	173,286	153,333
Real estate and other repossessed assets, net	101,861	97,871	92,272
Derivative contracts, net	361,874	360,809	265,012
Cash surrender value of bank-owned life insurance	293,978	291,583	284,801
Receivable on unsettled securities sales	74,259	94,881	17,174
Other assets	195,252	354,898	359,894
TOTAL ASSETS	$29,089,698	$29,105,020	$27,015,432

LIABILITIES AND EQUITY
Deposits:
Demand	$8,066,357	$8,038,129	$7,316,277
Interest-bearing transaction	10,114,355	9,244,709	9,934,051
Savings	351,431	341,638	323,006
Time	2,608,716	2,664,580	2,695,993
Total deposits	21,140,859	20,289,056	20,269,327
Funds purchased	57,031	85,135	868,081
Repurchase agreements	1,187,489	1,026,009	813,454
Other borrowings	2,133,774	3,484,487	1,040,353
Subordinated debentures	347,983	347,936	347,802
Accrued interest, taxes, and expense	120,211	100,664	194,870
Due on unsettled securities purchases	290,540	8,126	45,740
Derivative contracts, net	354,554	348,687	247,185
Other liabilities	121,051	137,608	133,647
TOTAL LIABILITIES	25,753,492	25,827,708	23,960,459
Shareholders' equity:
Capital, surplus and retained earnings	3,245,506	3,219,798	3,045,672
Accumulated other comprehensive income (loss)	56,673	23,295	(25,623)
TOTAL SHAREHOLDERS' EQUITY	3,302,179	3,243,093	3,020,049
Non-controlling interests	34,027	34,219	34,924
TOTAL EQUITY	3,336,206	3,277,312	3,054,973
TOTAL LIABILITIES AND EQUITY	$29,089,698	$29,105,020	$27,015,432

AVERAGE BALANCE SHEETS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
ASSETS
Interest-bearing cash and cash equivalents	$2,090,176	$1,217,942	$635,140	$549,473	$559,918
Trading securities	164,502	107,909	116,186	92,409	127,011
Investment securities	650,911	641,375	658,793	671,756	672,722
Available for sale securities	9,161,901	9,526,727	9,800,934	10,076,942	10,434,810
Fair value option securities	221,773	180,268	164,684	165,515	167,490
Restricted equity securities	182,737	142,418	97,016	85,234	123,009
Residential mortgage loans held for sale	321,746	310,924	219,308	185,196	217,811
Loans:
Commercial	8,886,952	8,468,575	8,266,455	7,971,712	7,737,883
Commercial real estate	2,665,547	2,691,318	2,622,866	2,605,264	2,352,915
Residential mortgage	1,904,777	1,955,769	1,983,926	1,998,620	1,998,980
Consumer	424,729	402,916	391,214	372,330	371,798
Total loans	13,882,005	13,518,578	13,264,461	12,947,926	12,461,576
Allowance for loan losses	(190,787)	(191,141)	(189,329)	(186,979)	(193,309)
Total loans, net	13,691,218	13,327,437	13,075,132	12,760,947	12,268,267
Total earning assets	26,484,964	25,455,000	24,767,193	24,587,472	24,571,038
Cash and due from banks	528,595	493,200	481,944	473,758	324,349
Derivative contracts, net	352,565	288,682	291,325	287,363	314,530
Cash surrender value of bank-owned life insurance	292,411	290,044	287,725	285,592	283,289
Receivable on unsettled securities sales	69,109	63,277	108,825	114,708	83,016
Other assets	1,404,553	1,525,354	1,549,809	1,489,875	1,526,566
TOTAL ASSETS	$29,132,197	$28,115,557	$27,486,821	$27,238,768	$27,102,788

LIABILITIES AND EQUITY
Deposits:
Demand	$7,974,165	$7,800,350	$7,654,225	$7,312,076	$7,356,063
Interest-bearing transaction	9,730,564	9,473,575	9,850,991	9,900,823	9,486,136
Savings	346,132	342,488	355,459	336,576	323,123
Time	2,647,147	2,610,561	2,636,444	2,686,041	2,710,019
Total deposits	20,698,008	20,226,974	20,497,119	20,235,516	19,875,341
Funds purchased	71,728	320,817	574,926	1,021,755	748,074
Repurchase agreements	996,308	1,027,206	914,892	773,127	752,286
Other borrowings	3,021,094	2,333,961	1,294,932	1,038,747	1,551,591
Subordinated debentures	347,960	347,914	347,868	347,824	347,781
Derivative contracts, net	321,367	270,998	243,619	258,729	294,315
Due on unsettled securities purchases	137,566	124,952	166,521	116,295	152,078
Other liabilities	228,021	214,306	270,220	341,701	327,519
TOTAL LIABILITIES	25,822,052	24,867,128	24,310,097	24,133,694	24,048,985
Total equity	3,310,145	3,248,429	3,176,724	3,105,074	3,053,803
TOTAL LIABILITIES AND EQUITY	$29,132,197	$28,115,557	$27,486,821	$27,238,768	$27,102,788

STATEMENTS OF EARNINGS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest revenue	$186,620	$183,120	$732,239	$745,371
Interest expense	16,956	16,876	67,045	70,894
Net interest revenue	169,664	166,244	665,194	674,477
Provision for credit losses	—	(11,400)	—	(27,900)
Net interest revenue after provision for credit losses	169,664	177,644	665,194	702,377
Other operating revenue:
Brokerage and trading revenue	30,602	28,515	134,437	125,478
Transaction card revenue	31,467	29,134	123,689	116,823
Fiduciary and asset management revenue	30,649	25,074	115,652	96,082
Deposit service charges and fees	22,581	23,440	90,911	95,110
Mortgage banking revenue	30,105	21,876	109,093	121,934
Bank-owned life insurance	2,380	2,285	9,086	10,155
Other revenue	10,071	12,048	38,451	38,262
Total fees and commissions	157,855	142,372	621,319	603,844
Gain (loss) on other assets, net	(1,529)	651	(6,346)	(925)
Gain (loss) on derivatives, net	1,070	(930)	2,776	(4,367)
Gain (loss) on fair value option securities, net	3,685	(2,805)	10,189	(15,212)
Change in fair value of mortgage servicing rights	(10,821)	6,093	(16,445)	22,720
Gain on available for sale securities, net	149	1,634	1,539	10,720
Total other-than-temporary impairment losses	(373)	—	(373)	(2,574)
Portion of loss recognized in (reclassified from) other comprehensive income	—	—	—	266
Net impairment losses recognized in earnings	(373)	—	(373)	(2,308)
Total other operating revenue	150,036	147,015	612,659	614,472
Other operating expense:
Personnel	125,741	125,662	476,931	505,225
Business promotion	7,498	6,020	26,649	22,598
Contribution to BOKF Foundation	1,847	—	4,267	2,062
Professional fees and services	11,058	10,003	44,440	32,552
Net occupancy and equipment	22,655	19,103	77,232	69,773
Insurance	4,777	4,394	18,578	16,122
Data processing and communications	30,872	28,196	117,049	106,075
Printing, postage and supplies	3,168	3,126	13,518	13,885
Net losses (gains) and operating expenses of repossessed assets	(1,497)	1,618	6,019	5,160
Amortization of intangible assets	1,100	842	3,965	3,428
Mortgage banking costs	10,553	7,071	29,881	31,088
Other expense	8,105	9,384	28,993	32,652
Total other operating expense	225,877	215,419	847,522	840,620

Net income before taxes	93,823	109,240	430,331	476,229
Federal and state income taxes	28,242	35,318	134,852	157,298

Net income	65,581	73,922	295,479	318,931
Net income attributable to non-controlling interests	1,263	946	3,044	2,322
Net income attributable to BOK Financial Corporation shareholders	$64,318	$72,976	$292,435	$316,609

Average shares outstanding:
Basic	68,481,630	68,095,254	68,394,194	67,988,897
Diluted	68,615,808	68,293,758	68,544,770	68,205,519

Net income per share:
Basic	$0.93	$1.06	$4.23	$4.61
Diluted	$0.93	$1.06	$4.22	$4.59

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Capital:
Period-end shareholders' equity	$3,302,179	$3,243,093	$3,212,517	$3,109,925	$3,020,049
Risk weighted assets	$21,358,938	$20,491,089	$20,216,268	$19,720,418	$19,389,381
Risk-based capital ratios:
Tier 1	13.29%	13.72%	13.63%	13.77%	13.77%
Total capital	14.61%	15.11%	15.38%	15.55%	15.56%
Leverage ratio	9.96%	10.22%	10.26%	10.17%	10.05%
Tangible common equity ratio[1]	10.08%	9.86%	10.20%	10.06%	9.90%
Tier 1 common equity ratio	13.13%	13.55%	13.46%	13.59%	13.59%

Common stock:
Book value per share	$47.78	$46.77	$46.39	$45.00	$43.88
Market value per share:
High	$68.69	$69.56	$70.66	$69.69	$66.32
Low	$56.87	$63.36	$61.64	$62.34	$60.81
Cash dividends paid	$29,114	$27,705	$27,706	$27,637	$27,523
Dividend payout ratio	45.27%	36.63%	36.51%	36.08%	37.72%
Shares outstanding, net	69,113,736	69,344,082	69,256,958	69,111,167	68,829,450

Stock buy-back program:
Shares repurchased	200,000	—	—	—	—
Amount	$12,337	$—	$—	$—	$—
Average price per share	$61.68	$—	$—	$—	$—

Performance ratios (quarter annualized):
Return on average assets	0.88%	1.07%	1.11%	1.14%	1.07%
Return on average equity	7.71%	9.24%	9.58%	10.00%	9.48%
Net interest margin	2.61%	2.67%	2.75%	2.71%	2.74%
Efficiency ratio	67.57%	66.79%	63.62%	59.69%	68.50%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$3,302,179	$3,243,093	$3,212,517	$3,109,925	$3,020,049
Less: Goodwill and intangible assets, net	412,156	413,256	414,356	396,131	384,323
Tangible common equity	$2,890,023	$2,829,837	$2,798,161	$2,713,794	$2,635,726

Total assets	$29,089,698	$29,105,020	$27,843,770	$27,364,714	$27,015,432
Less: Goodwill and intangible assets, net	412,156	413,256	414,356	396,131	384,323
Tangible assets	$28,677,542	$28,691,764	$27,429,414	$26,968,583	$26,631,109

Tangible common equity ratio	10.08%	9.86%	10.20%	10.06%	9.90%

FINANCIAL HIGHLIGHTS -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and share data)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Estimated Tier 1 common equity ratio under fully phased-in Basel III:
Tier 1 common under existing Basel I	$2,804,102
Estimated adjustments	(31,250)
Estimated Tier 1 common equity under fully phased-in Basel III	$2,772,852

Risk weighted assets	$21,358,938
Estimated adjustments	1,270,601
Estimated risk weighted assets under fully phased-in Basel III	$22,629,539

Estimated Tier 1 common equity under fully phased-in Basel III	12.25%

Other data:
Fiduciary assets	$35,997,877	$34,020,442	$32,716,648	$31,296,565	$30,137,092
Tax equivalent adjustment	$2,857	$2,739	$2,803	$2,551	$2,467
Net unrealized gain (loss) on available for sale securities	$96,955	$42,935	$85,480	$15,446	$(37,929)

Mortgage banking:
Mortgage servicing portfolio	$16,162,887	$15,499,653	$14,626,291	$14,045,642	$13,718,942
Mortgage commitments	$520,829	$537,975	$546,864	$387,755	$258,873
Mortgage loans funded for sale	$1,264,269	$1,394,211	$1,090,629	$727,516	$848,870
Mortgage loan refinances to total fundings	37%	26%	25%	32%	29%

Net realized gains on mortgage loans sold	$17,671	$17,100	$12,746	$9,179	$12,162
Net unrealized gains (losses) on mortgage loans held for resale	618	(3,110)	5,052	2,797	(6,808)
Change in fair value of mortgage loan commitments	1,491	(5,136)	7,581	3,379	(8,292)
Change in fair value of forward sales contracts	(2,591)	5,839	(7,652)	(3,903)	13,669
Total production revenue	17,189	14,693	17,727	11,452	10,731
Servicing revenue	12,916	12,121	11,603	11,392	11,145
Total mortgage banking revenue	$30,105	$26,814	$29,330	$22,844	$21,876

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$1,070	$(93)	$831	$968	$(931)
Gain (loss) on fair value option securities, net	3,685	(341)	4,074	2,585	(3,013)
Gain (loss) on economic hedge of mortgage servicing rights	4,755	(434)	4,905	3,553	(3,944)
Gain (loss) on changes in fair value of mortgage servicing rights	(10,821)	5,281	(6,444)	(4,461)	6,093
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(6,066)	$4,847	$(1,539)	$(908)	$2,149

Net interest revenue on fair value option securities	$912	$830	$721	$790	$811

QUARTERLY EARNINGS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands, except ratio and per share data)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Interest revenue	$186,620	$183,868	$182,631	$179,120	$183,120
Interest expense	16,956	17,077	16,534	16,478	16,876
Net interest revenue	169,664	166,791	166,097	162,642	166,244
Provision for credit losses	—	—	—	—	(11,400)
Net interest revenue after provision for credit losses	169,664	166,791	166,097	162,642	177,644
Other operating revenue:
Brokerage and trading revenue	30,602	35,263	39,056	29,516	28,515
Transaction card revenue	31,467	31,578	31,510	29,134	29,134
Fiduciary and asset management revenue	30,649	29,738	29,543	25,722	25,074
Deposit service charges and fees	22,581	22,508	23,133	22,689	23,440
Mortgage banking revenue	30,105	26,814	29,330	22,844	21,876
Bank-owned life insurance	2,380	2,326	2,274	2,106	2,285
Other revenue	10,071	10,320	9,208	8,852	12,048
Total fees and commissions	157,855	158,547	164,054	140,863	142,372
Gain (loss) on other assets, net	(1,529)	(501)	(52)	(4,264)	651
Gain (loss) on derivatives, net	1,070	(93)	831	968	(930)
Gain (loss) on fair value option securities, net	3,685	(332)	4,176	2,660	(2,805)
Change in fair value of mortgage servicing rights	(10,821)	5,281	(6,444)	(4,461)	6,093
Gain (loss) on available for sale securities, net	149	146	4	1,240	1,634
Total other-than-temporary impairment losses	(373)	—	—	—	—
Portion of loss recognized in (reclassified from) other comprehensive income	—	—	—	—	—
Net impairment losses recognized in earnings	(373)	—	—	—	—
Total other operating revenue	150,036	163,048	162,569	137,006	147,015
Other operating expense:
Personnel	125,741	123,043	123,714	104,433	125,662
Business promotion	7,498	6,160	7,150	5,841	6,020
Contribution to BOKF Foundation	1,847	—	—	2,420	—
Professional fees and services	11,058	14,763	11,054	7,565	10,003
Net occupancy and equipment	22,655	18,892	18,789	16,896	19,103
Insurance	4,777	4,793	4,467	4,541	4,394
Data processing and communications	30,872	29,971	29,071	27,135	28,196
Printing, postage and supplies	3,168	3,380	3,429	3,541	3,126
Net losses (gains) and operating expenses of repossessed assets	(1,497)	4,966	1,118	1,432	1,618
Amortization of intangible assets	1,100	1,100	949	816	842
Mortgage banking costs	10,553	7,734	7,960	3,634	7,071
Other expense	8,105	7,032	7,006	6,850	9,384
Total other operating expense	225,877	221,834	214,707	185,104	215,419
Net income before taxes	93,823	108,005	113,959	114,544	109,240
Federal and state income taxes	28,242	31,879	37,230	37,501	35,318
Net income	65,581	76,126	76,729	77,043	73,922
Net income attributable to non-controlling interests	1,263	494	834	453	946
Net income attributable to BOK Financial Corporation shareholders	$64,318	$75,632	$75,895	$76,590	$72,976

Average shares outstanding:
Basic	68,481,630	68,455,866	68,359,945	68,273,685	68,095,254
Diluted	68,615,808	68,609,765	68,511,378	68,436,478	68,293,758
Net income per share:
Basic	$0.93	$1.09	$1.10	$1.11	$1.06
Diluted	$0.93	$1.09	$1.10	$1.11	$1.06

LOANS TREND -- UNAUDITED BOK FINANCIAL CORPORATION (In thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Commercial:
Energy	$2,860,428	$2,551,699	$2,419,788	$2,344,072	$2,351,760
Services	2,518,229	2,487,817	2,377,065	2,232,471	2,282,210
Wholesale/retail	1,313,316	1,273,241	1,318,151	1,225,990	1,201,364
Manufacturing	532,594	479,543	452,866	444,215	391,751
Healthcare	1,454,969	1,382,399	1,394,156	1,396,562	1,274,246
Other commercial and industrial	416,134	397,339	405,635	408,396	441,890
Total commercial	9,095,670	8,572,038	8,367,661	8,051,706	7,943,221

Commercial real estate:
Residential construction and land development	143,591	175,228	184,779	184,820	206,258
Retail	666,889	611,265	642,110	640,506	586,047
Office	415,544	438,909	394,217	436,264	411,499
Multifamily	704,298	739,757	677,403	662,674	576,502
Industrial	428,817	371,426	342,080	305,207	243,877
Other real estate	369,011	387,614	414,389	401,936	391,170
Total commercial real estate	2,728,150	2,724,199	2,654,978	2,631,407	2,415,353

Residential mortgage:
Permanent mortgage	969,951	991,107	1,020,928	1,033,572	1,062,744
Permanent mortgages guaranteed by U.S. government agencies	205,950	198,488	188,087	184,822	181,598
Home equity	773,611	790,068	799,200	800,281	807,684
Total residential mortgage	1,949,512	1,979,663	2,008,215	2,018,675	2,052,026

Consumer	434,705	407,839	396,004	376,066	381,664

Total	$14,208,037	$13,683,739	$13,426,858	$13,077,854	$12,792,264

LOANS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Bank of Oklahoma:
Commercial	$3,142,689	$3,106,264	$3,101,513	$2,782,997	$2,902,140
Commercial real estate	603,610	592,865	598,790	593,282	602,010
Residential mortgage	1,467,096	1,481,264	1,490,171	1,505,702	1,524,212
Consumer	206,115	193,207	187,914	179,733	192,283
Total Bank of Oklahoma	5,419,510	5,373,600	5,378,388	5,061,714	5,220,645

Bank of Texas:
Commercial	3,549,128	3,169,458	3,107,808	3,161,203	3,052,274
Commercial real estate	1,027,817	1,046,322	995,182	969,804	816,574
Residential mortgage	235,948	247,117	251,290	256,332	260,544
Consumer	154,363	148,965	147,322	136,782	131,297
Total Bank of Texas	4,967,256	4,611,862	4,501,602	4,524,121	4,260,689

Bank of Albuquerque:
Commercial	383,439	378,663	381,843	351,454	342,336
Commercial real estate	296,358	313,905	309,421	305,080	308,829
Residential mortgage	127,999	130,045	137,110	131,932	133,900
Consumer	10,899	11,714	12,346	12,972	13,842
Total Bank of Albuquerque	818,695	834,327	840,720	801,438	798,907

Bank of Arkansas:
Commercial	95,510	74,866	71,859	73,804	81,556
Commercial real estate	88,301	96,874	85,633	81,181	78,264
Residential mortgage	7,261	7,492	8,334	7,898	7,922
Consumer	5,169	5,508	6,323	6,881	8,023
Total Bank of Arkansas	196,241	184,740	172,149	169,764	175,765

Colorado State Bank & Trust:
Commercial	977,961	957,917	856,323	825,315	735,626
Commercial real estate	194,553	190,812	200,995	213,850	190,355
Residential mortgage	57,119	56,705	60,360	57,345	62,821
Consumer	27,918	24,812	23,330	22,095	22,686
Total Colorado State Bank & Trust	1,257,551	1,230,246	1,141,008	1,118,605	1,011,488

Bank of Arizona:
Commercial	547,524	500,208	446,814	453,799	417,702
Commercial real estate	355,140	316,698	292,799	301,266	257,477
Residential mortgage	35,872	39,256	41,059	42,899	47,111
Consumer	12,883	11,201	7,821	7,145	7,887
Total Bank of Arizona	951,419	867,363	788,493	805,109	730,177

Bank of Kansas City:
Commercial	399,419	384,662	401,501	403,134	411,587
Commercial real estate	162,371	166,723	172,158	166,944	161,844
Residential mortgage	18,217	17,784	19,891	16,567	15,516
Consumer	17,358	12,432	10,948	10,458	5,646
Total Bank of Kansas City	597,365	581,601	604,498	597,103	594,593

TOTAL BOK FINANCIAL	$14,208,037	$13,683,739	$13,426,858	$13,077,854	$12,792,264

Loans attributed to a geographical region may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Bank of Oklahoma:
Demand	$3,828,819	$3,915,560	$3,785,922	$3,476,876	$3,432,940
Interest-bearing:
Transaction	6,117,886	5,450,692	5,997,474	6,148,712	6,318,045
Savings	206,357	201,690	210,330	211,770	191,880
Time	1,301,194	1,292,738	1,195,586	1,209,002	1,214,507
Total interest-bearing	7,625,437	6,945,120	7,403,390	7,569,484	7,724,432
Total Bank of Oklahoma	11,454,256	10,860,680	11,189,312	11,046,360	11,157,372

Bank of Texas:
Demand	2,639,732	2,636,713	2,617,194	2,513,729	2,481,603
Interest-bearing:
Transaction	2,065,723	2,020,737	1,957,236	1,967,107	1,966,580
Savings	72,037	66,798	67,012	70,890	64,632
Time	547,316	569,929	606,248	621,925	638,465
Total interest-bearing	2,685,076	2,657,464	2,630,496	2,659,922	2,669,677
Total Bank of Texas	5,324,808	5,294,177	5,247,690	5,173,651	5,151,280

Bank of Albuquerque:
Demand	487,819	480,023	515,554	524,191	502,395
Interest-bearing:
Transaction	519,544	502,787	489,378	516,734	529,140
Savings	37,471	36,127	36,442	37,481	33,944
Time	295,798	303,074	309,540	320,352	327,281
Total interest-bearing	852,813	841,988	835,360	874,567	890,365
Total Bank of Albuquerque	1,340,632	1,322,011	1,350,914	1,398,758	1,392,760

Bank of Arkansas:
Demand	35,996	35,075	44,471	40,026	38,566
Interest-bearing:
Transaction	158,115	234,063	205,216	212,144	144,018
Savings	1,936	2,222	2,287	2,264	1,986
Time	28,520	38,811	41,155	32,312	32,949
Total interest-bearing	188,571	275,096	248,658	246,720	178,953
Total Bank of Arkansas	224,567	310,171	293,129	286,746	217,519

Colorado State Bank & Trust:
Demand	445,755	422,044	396,185	399,820	409,942
Interest-bearing:
Transaction	631,874	571,807	566,320	536,438	541,675
Savings	29,811	29,768	29,234	28,973	26,880
Time	353,998	372,401	385,252	399,948	407,088
Total interest-bearing	1,015,683	973,976	980,806	965,359	975,643
Total Colorado State Bank & Trust	1,461,438	1,396,020	1,376,991	1,365,179	1,385,585

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED BOK FINANCIAL CORPORATION (in thousands)

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Bank of Arizona:
Demand	369,115	279,811	293,836	265,149	204,092
Interest-bearing:
Transaction	347,214	336,584	379,170	409,200	364,736
Savings	2,545	3,718	2,813	2,711	2,432
Time	36,680	38,842	37,666	37,989	34,391
Total interest-bearing	386,439	379,144	419,649	449,900	401,559
Total Bank of Arizona	755,554	658,955	713,485	715,049	605,651

Bank of Kansas City:
Demand	259,121	268,903	254,843	252,496	246,739
Interest-bearing:
Transaction	273,999	128,039	103,610	109,321	69,857
Savings	1,274	1,315	1,511	1,507	1,252
Time	45,210	48,785	40,379	40,646	41,312
Total interest-bearing	320,483	178,139	145,500	151,474	112,421
Total Bank of Kansas City	579,604	447,042	400,343	403,970	359,160

TOTAL BOK FINANCIAL	$21,140,859	$20,289,056	$20,571,864	$20,389,713	$20,269,327

NET INTEREST MARGIN TREND -- UNAUDITED BOK FINANCIAL CORPORATION

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.28%	0.20%	0.24%	0.20%	0.18%
Trading securities	2.48%	2.67%	2.40%	2.85%	1.73%
Investment securities:
Taxable	5.68%	5.66%	5.64%	5.64%	5.75%
Tax-exempt	1.56%	1.56%	1.63%	1.67%	1.66%
Total investment securities	3.11%	3.03%	3.01%	3.04%	3.12%
Available for sale securities:
Taxable	1.97%	1.94%	1.94%	1.90%	1.89%
Tax-exempt	4.23%	3.14%	4.44%	3.11%	2.74%
Total available for sale securities	1.99%	1.95%	1.96%	1.91%	1.89%
Fair value option securities	2.18%	2.05%	1.94%	1.99%	2.06%
Restricted equity securities	5.77%	5.99%	5.26%	4.68%	5.06%
Residential mortgage loans held for sale	3.87%	3.79%	4.63%	3.46%	4.16%
Loans	3.73%	3.78%	3.85%	3.89%	4.01%
Allowance for loan losses
Loans, net of allowance	3.78%	3.83%	3.91%	3.95%	4.07%
Total tax-equivalent yield on earning assets	2.86%	2.93%	3.02%	2.99%	3.02%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.09%	0.10%	0.10%	0.10%	0.11%
Savings	0.11%	0.12%	0.12%	0.12%	0.12%
Time	1.47%	1.56%	1.55%	1.56%	1.55%
Total interest-bearing deposits	0.38%	0.41%	0.40%	0.41%	0.42%
Funds purchased	0.08%	0.07%	0.07%	0.06%	0.08%
Repurchase agreements	0.04%	0.05%	0.08%	0.08%	0.06%
Other borrowings	0.32%	0.34%	0.40%	0.40%	0.31%
Subordinated debt	2.50%	2.46%	2.52%	2.52%	2.48%
Total cost of interest-bearing liabilities	0.39%	0.41%	0.42%	0.41%	0.42%
Tax-equivalent net interest revenue spread	2.47%	2.52%	2.60%	2.58%	2.60%
Effect of noninterest-bearing funding sources and other	0.14%	0.15%	0.15%	0.13%	0.14%
Tax-equivalent net interest margin	2.61%	2.67%	2.75%	2.71%	2.74%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Nonperforming assets:
Nonaccruing loans:
Commercial	$13,527	$16,404	$17,103	$19,047	$16,760
Commercial real estate	18,557	30,660	34,472	39,305	40,850
Residential mortgage	48,121	48,907	44,340	45,380	42,320
Consumer	566	580	765	974	1,219
Total nonaccruing loans	80,771	96,551	96,680	104,706	101,149
Accruing renegotiated loans guaranteed by U.S. government agencies	73,985	70,459	57,818	55,507	54,322
Real estate and other repossessed assets:
Guaranteed by U.S. government agencies	49,898	46,809	49,720	45,638	37,431
Other	51,963	51,062	50,391	49,877	54,841
Total real estate and other repossessed assets	101,861	97,871	100,111	95,515	92,272
Total nonperforming assets	$256,617	$264,881	$254,609	$255,728	$247,743
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$129,022	$143,778	$145,124	$153,011	$155,213

Nonaccruing loans by loan portfolio sector:
Commercial:
Energy	$1,416	$1,508	$1,619	$1,759	$1,860
Manufacturing	450	3,482	3,507	3,565	592
Wholesale/retail	4,149	5,502	5,885	6,854	6,969
Services	5,201	3,584	3,669	4,581	4,922
Healthcare	1,380	1,417	1,422	1,443	1,586
Other commercial and industrial	931	911	1,001	845	831
Total commercial	13,527	16,404	17,103	19,047	16,760
Commercial real estate:
Residential construction and land development	5,299	14,634	15,146	16,547	17,377
Retail	3,926	4,009	4,199	4,626	4,857
Office	3,420	3,499	3,591	6,301	6,391
Multifamily	—	—	—	—	7
Industrial	—	—	631	886	252
Other commercial real estate	5,912	8,518	10,905	10,945	11,966
Total commercial real estate	18,557	30,660	34,472	39,305	40,850
Residential mortgage:
Permanent mortgage	34,845	35,137	32,952	36,342	34,279
Permanent mortgage guaranteed by U.S. government agencies	3,712	3,835	1,947	1,572	777
Home equity	9,564	9,935	9,441	7,466	7,264
Total residential mortgage	48,121	48,907	44,340	45,380	42,320
Consumer	566	580	765	974	1,219
Total nonaccruing loans	$80,771	$96,551	$96,680	$104,706	$101,149

CREDIT QUALITY INDICATORS BOK FINANCIAL CORPORATION (in thousands, except ratios)

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Performing loans 90 days past due[1]	$125	$25	$67	$1,991	$1,415

Gross charge-offs	$(7,224)	$(2,638)	$(3,522)	$(2,848)	$(3,113)
Recoveries	5,036	3,114	5,524	5,360	6,068
Net recoveries (charge-offs)	$(2,188)	$476	$2,002	$2,512	$2,955

Provision for credit losses	$—	$—	$—	$—	$(11,400)

Allowance for loan losses to period end loans	1.33%	1.40%	1.42%	1.44%	1.45%
Combined allowance for credit losses to period end loans	1.34%	1.41%	1.43%	1.45%	1.47%
Nonperforming assets to period end loans and repossessed assets	1.79%	1.92%	1.88%	1.94%	1.92%
Net charge-offs (annualized) to average loans	0.06%	(0.01)%	(0.06)%	(0.08)%	(0.09)%
Allowance for loan losses to nonaccruing loans	234.06%	198.08%	197.24%	179.86%	183.29%
Combined allowance for credit losses to nonaccruing loans	235.59%	199.35%	198.59%	181.46%	185.35%

[1] Excludes residential mortgage loans guaranteed by agencies of the U.S. government.